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                                                                     Exhibit 99

                      PRUDENTIAL SECURITIES INCORPORATED

THE 2002 PRUDENTIAL FINANCIAL STOCK PURCHASE PROGRAM FOR ELIGIBLE EMPLOYEES OF
    PRUDENTIAL SECURITIES INCORPORATED PARTICIPATING IN VARIOUS PRUDENTIAL
                       SECURITIES INCORPORATED PROGRAMS

   Adopted by the Board of Directors of Prudential Securities Incorporated on April 30, 2002

                             ARTICLE I.  PURPOSES

   Section 1.1 The purposes of The 2002 Prudential Financial Stock Purchase Program For Eligible Employees Of Prudential Securities Incorporated Participating In Various Prudential Securities Incorporated Programs (the "Program") are (a) to provide Participants (as defined below) with an opportunity to acquire an ownership interest in Prudential Financial, Inc. ("Prudential Financial") by allowing them to elect to redeem all or a portion of their Eligible Fund Shares for Prudential Financial Restricted Shares (as each such term is defined below) in accordance with the terms of this Program,
(b) to foster and promote the long-term financial success of Prudential Financial and Prudential Securities Incorporated ("PSI") and (c) to increase materially stockholder value by (i) motivating superior performance by Participants and (ii) enabling PSI to retain the services of outstanding employees upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent. The Program is not required to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and is not subject to the provisions of the Employee Retirement Income Securities Act of 1974, as amended ("ERISA").

                          ARTICLE II.  ADMINISTRATION

   Section 2.1 The Director of Human Resources of PSI or his designee (the "Administrator") shall be responsible for the administration of the Program. Any authority exercised by the Administrator under the Program shall be exercised by the Administrator in his sole discretion. Subject to the terms of the Program, the Administrator is authorized to prescribe, amend and rescind rules and regulations relating to the administration of the Program, to provide for conditions and assurances deemed necessary or advisable to protect the interests of Prudential Financial, PSI and their affiliates, and to make all other determinations necessary or advisable for the administration and interpretation of the Program or to carry out its provisions and purposes. Determinations, interpretations or other actions made or taken by the Administrator pursuant to the provisions of the Program shall be final, binding and conclusive for all purposes and upon all persons.

                          ARTICLE III.  PARTICIPATION

   Section 3.1 Each person who is a participant in any of those programs of PSI that were identified to the Board of Directors of Prudential Financial in connection with their approval of the registration of Prudential Financial Stock for purposes of this Program (each, an "Eligible Program"), who is an employee of PSI at the date on which redemption of any Eligible Fund Shares commences in accordance with the terms hereof (the "Redemption Commencement Date") and in whose name an account is maintained in connection with such Eligible Program an ("Eligible Program Account") may participate in this Program (each such participant, a "Participant").

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                    ARTICLE IV.  REDEMPTION OF FUND SHARES

   Section 4.1  Redemption Election.

   (a) Election. Subject to the terms and conditions of this Program, during any election period specified by the Administrator (the "Election Period"), any Participant may, by written election (including an electronic election) (a "Redemption Election") to PSI in form and substance satisfactory to PSI, direct the redemption of Class I Shares of the Prudential Stock Index Fund (hereinafter, the "Fund" and such Class I Shares, the "Fund Shares") held in such Participant's Eligible Program Account for shares of Common Stock of Prudential Financial, par value $.01 per share, listed on the New York Stock Exchange under the symbol "PRU" ("Prudential Financial Stock"). Participants may make a Redemption Election by completing the Redemption Election Form online. Notwithstanding the foregoing, each such Participant must also sign and return to the Administrator a hard copy of a completed Representations, Warranties and Acknowledgments form. The Redemption Election must be completed and the Representations, Warranties and Acknowledgments form must be sent to PSI by the expiration of the Election Period in order to be effective. The last Redemption Election received from a Participant during the Election Period shall become irrevocable upon the expiration of the Election Period. Each Participant who makes a Redemption Election shall be notified by the Administrator whether and to what extent such election has been accepted not later than 10 business days after the end of the Election Period.

   (b) Percentage of Fund Shares Subject to Election. Each Participant may elect to redeem 0%, 25%, 50%, 75% or 100% of all of such Participant's Fund Shares purchased on or before January 31, 2002, and as to which a section 83(b) election has not been made ("Eligible Fund Shares"). Alternatively, each Participant may elect to redeem 0%, 25%, 50%, 75% or 100% of his Eligible Fund Shares that have Restricted Periods (as such term is defined in the applicable Eligible Program) expiring in different calendar years, but only one such percentage shall apply to the total number of Eligible Fund Shares that have Restricted Periods expiring in the same calendar year.

   (c) No Impact on Fund Shares Not Redeemed. Any Participant who elects not to redeem any of his Eligible Fund Shares for Prudential Financial Stock shall continue to hold his Fund Shares in accordance with the terms and conditions of the applicable Eligible Program. Similarly, any Eligible Fund Shares not subject to a Redemption Election shall continue to be governed by the terms and conditions of the applicable Eligible Program.

   Section 4.2  Establishment and Operation of the Trust.

   (a) Establishment of Trust. A trust (the "Trust") shall be established pursuant to a trust agreement (the "Trust Agreement ") with the trustee thereof (the "Trustee"). The Trust shall hold assets for the benefit of the Participants for purposes of effecting the transactions contemplated by this Program. Not later than the 30th day following the end of the Election Period, PSI shall, on behalf of each Participant who has filed a Redemption Election with PSI approved by the Administrator, record in an account in the name of the Trust the Eligible Fund Shares subject to each such Participant's Redemption Election (the "Elected Fund Shares") or the cash proceeds of the redemption thereof. Each Participant shall have a beneficial interest in the assets of the Trust corresponding to each such Participant's "Restricted Trust Interest." Each Participant's "Restricted Trust Interest " shall be determined by the Administrator by dividing (i) the number of such Participant's Elected Fund Shares by (ii) the aggregate number of the Elected Fund Shares of all Participants. Participants shall receive notice of their Restricted Trust Interest no later than ten business days following the Redemption Commencement Date. No Participant may sell, assign, transfer, encumber, grant any option on or any other interest in the Restricted Trust Interest held by such Participant and any such sale, assignment, transfer, encumbrance, grant, or other disposition shall be void ab initio.

   (b) Independent Agent. An agent independent of PSI and its affiliates, which may, but need not be, the Trustee or an affiliate of the Trustee (the "Independent Agent"), shall be appointed to exercise discretion and

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control over the management of the assets of the Trust, to oversee the redemption of Elected Fund Shares in accordance with this Program and to effect the purchase of Prudential Financial Restricted Shares (as defined below), including, without limitation, to determine the date or dates upon which, and the times and the prices at which, Prudential Financial Stock shall be acquired with the assets of the Trust for the benefit of Participants.

   (c) Maintenance of Trust Assets. The Elected Fund Shares shall be redeemed at their fair market net asset values, as reported by the Fund on the applicable date(s) of sale, in accordance with the redemption procedures outlined herein. The cash proceeds of each redemption of such Elected Fund Shares shall be delivered to the Trust. Pending the use of cash to purchase Prudential Financial Stock, the Trustee shall temporarily invest any cash held in the Trust at the direction of the Independent Agent in short-term United States Treasury Bills, other short-term United States obligations, bank instruments, money market mutual funds and bank demand deposits, or may maintain cash balances consistent with the liquidity needs of the Trust as determined by the Independent Agent. The Trustee shall hold the Trust assets, collect the income thereon, and make distributions therefrom, as provided in the Trust Agreement.

   (d) Trust Expenses. All expenses related to effecting the redemption of Elected Fund Shares and the purchase of Prudential Financial Stock under the Program, including without limitation, the compensation payable to the Trustee and the Independent Agent, transaction fees and record-keeping expenses, shall be paid by PSI; provided that any Remainder (as defined in Section 4.2(e)) shall be applied to such expenses.

   (e) Purchase of Prudential Financial Stock. The Independent Agent shall promptly cause all of the Trust assets to be applied to the purchase of whole shares of Prudential Financial Stock on the New York Stock Exchange at such time or times and at such prices as the Independent Agent shall determine in accordance with this Program; provided that it is expressly understood that there may be a remainder of Trust assets insufficient to purchase a whole share of Prudential Financial Stock (the "Remainder"). On each of the first twenty business days during which the Independent Agent will direct the purchase of Prudential Financial Stock for purposes of the Program, five percent of such Participant's Elected Fund Shares will be redeemed. If, given the level of participation in the Program based on the elections of the Participants, it is determined that the purchases of Prudential Financial Stock under the Program could be effected in less than twenty business days or will take more than twenty business days pursuant to the "safe harbor" of Rule 10b-18 under the Securities Exchange Act of 1934, as amended, the number of business days over which redemptions will occur will be reduced (or increased) and the percentage of Elected Fund Shares redeemed at each installment will be increased (or decreased).

   The purchase of the Prudential Financial Stock in the market will be effected initially in the name of a limited liability company of which Prudential Financial will be the sole member ("Prudential Financial LLC "). The Independent Agent will effect such purchases in the market, at such times and at such prices as the Independent Agent will determine. Prudential Financial LLC and the Trust will enter into a purchase agreement pursuant to which the Trust shall purchase from Prudential Financial LLC, promptly following the purchase of such shares in the market, all of the shares that the Independent Agent purchases for Prudential Financial LLC. All such purchases shall be effected at the same prices at which the shares were purchased by the Independent Agent in the market.

   (f) Allocation of Prudential Financial Stock. On or as soon as reasonably practicable following the date on which the assets of the Trust (other than the Remainder) have been fully utilized to acquire Prudential Financial Stock for Participants (the "Completion Date"), the number of shares of Prudential Financial Stock in the Trust allocable to each Participant shall be determined by multiplying the total number of shares of Prudential Financial Stock held in the Trust by such Participant's Restricted Trust Interest. The number of whole shares and fractional shares of Prudential Financial Stock determined for each Participant shall be distributed to the Participant's Eligible Program Account as provided in Section 4.2(g).


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   (g) Distribution of Prudential Financial Stock.  Subject to the provisions of Section 4.4, no later than the fifteenth business day following the Completion Date (the "Distribution Date"), the Trustee shall cause to be distributed to or recorded in noncertificated form on the books reflecting each Participant's Eligible Program Account the number of shares of Prudential Financial Stock acquired by the Participant under the Program as determined in accordance with Section 4.2(f). Such shares of Prudential Financial Stock (herein referred to as "Prudential Financial Restricted Shares") shall be proportionately made subject to the same restrictions of forfeiture and on transferability and the same Restricted Periods as applied to the Elected Fund Shares redeemed to obtain the cash used to purchase the Prudential Financial Restricted Shares. Notwithstanding anything herein to the contrary, although Participants may have an undivided fractional interest in a share of Prudential Financial Stock, no certificates for a fractional share shall be issued. However, following the Distribution Date, dividends and distributions on such fractional shares shall be credited to a Participant's Eligible Program Account.

   (h) Continued Application of Restrictions; Potential Forfeiture. Except as otherwise expressly provided in this Section 4.2, all of the terms and conditions of the applicable Eligible Program that applied to the applicable Elected Fund Shares shall continue to apply to the Prudential Financial Restricted Shares allocated to the Participant's Eligible Program Account pursuant to Section 4.2(g).

   (i) Tax Status of the Trust.  In accordance with the rules applicable under
Section 83 of the Code and because of the restrictions and possibility of forfeiture applicable in respect of the Restricted Trust Interests, the assets of the Trust shall be treated for all purposes of the Code (and solely for the purposes of the Code) as the property of PSI.

   Section 4.3 Dividends and Voting. Prior to the Distribution Date, each Participant shall be entitled to vote Prudential Financial Stock held in the Trust in proportion to his Restricted Trust Interest. Additionally, each Participant shall receive dividends or other distributions (if any) when made by the Fund or Prudential Financial as the case may be, or to receive any earnings earned in respect of any assets held in the Trust. However, as a condition of participation in this Program, such dividends, distributions and earnings shall be applied to the purchase of Prudential Financial Stock as described in Section 4.2(e).

   Section 4.4 Termination of Employment. The restrictions applicable to a Participant's Elected Fund Shares shall continue to apply to (i) such Participant's Restricted Trust Interest during the term of the Program and (ii) such Participant's Prudential Financial Restricted Shares after the Distribution Date on the same terms and in the same manner as applied to such Elected Fund Shares. Accordingly, if the Participant's employment terminates under circumstances that would have caused the Participant to forfeit his Eligible Fund Shares had he not made a Redemption Election pursuant to Section 4.1, the Participant shall forfeit his Prudential Financial Restricted Shares that are allocated to his Eligible Program Account by operation of the Program, and such forfeiture will be effective as of the date of such termination. (Any forfeited Prudential Financial Restricted Shares shall revert to Prudential Financial LLC.) In the event a Participant dies prior to the Distribution Date, the interest of the Participant shall continue to participate in the Program on the same terms and conditions as though the Participant had survived and any Prudential Financial Restricted Shares distributed to the Participant's Eligible Program Account and not otherwise forfeited shall be distributed to the Participant's beneficiary, as determined in accordance with Section 4.5.

   Section 4.5 Beneficiaries. The prior election of a beneficiary or beneficiaries in connection with the applicable Eligible Program will govern with respect to Prudential Financial Restricted Shares held in such Participant's Eligible Program Account under this Program that become transferable upon death.

              ARTICLE V.  AMENDMENT, MODIFICATION, OR TERMINATION

   Section 5.1 Prior to the Redemption Commencement Date, PSI, through its Board of Directors, acting in its sole and absolute discretion, without notice to or consent of any Participant or beneficiary, reserves the right to amend, modify, restate, suspend or terminate the Program at any time, in whole or in part provided that neither amounts then credited to a Participant's Eligible Program Account nor the Participant's Restricted Trust Interest are reduced.

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                          ARTICLE VI.  MISCELLANEOUS

   Section 6.1 Claims Procedure; Arbitration; Choice of Law. A Participant and any beneficiaries designated by the Participant (each, a "Claimant") may claim a benefit under the Program by making a written request to the Administrator. The Administrator shall furnish the Claimant with a written response within a reasonable time. A Claimant may request PSI's Deferred Compensation Committee (the "Committee") to review a denied claim for benefits under the Program within a reasonable time not to exceed ninety (90) days after the receipt by the Claimant of written notice of denial of a claim. After exhaustion of the remedy provided to Claimants by the Administrator and the Committee, any unresolved controversy or dispute arising under the Program shall be submitted to and settled by arbitration in accordance with the then-prevailing Constitution and Rules of the New York Stock Exchange, Inc. or of the National Association of Securities Dealers, Inc. Such arbitration will be conclusive and binding. Judgment based upon the decision of the arbitrators may be entered in any court having competent jurisdiction thereof. The Program shall be governed by, and construed and enforced in accordance with the substantive and procedural laws of the State of New York, without giving effect to the conflicts of law provisions thereof.

   Section 6.2 Compliance with Applicable Laws, Etc. The Program (and the execution of all transactions contemplated hereby) and the obligations of PSI, the Trustee and the Independent Agent under the Program shall be subject to all applicable foreign, Federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which Prudential Financial Stock is listed. PSI, the Independent Agent and the Trustee, each in its discretion, may postpone any of its obligations hereunder, the purchase, issuance or delivery of Prudential Financial Restricted Shares under the terms hereof or any other action permitted under the Program (or the Trust Agreement) to permit PSI (and the Trustee), with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Prudential Financial Stock or other required action under any foreign, Federal or state law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Prudential Financial Restricted Shares in compliance with applicable laws, rules, and regulations. PSI (and the Trustee) shall not be obligated by virtue of any provision of the Program (or of the Trust Agreement) to otherwise purchase, sell or issue Prudential Financial Stock in violation of any such laws, rules, or regulations.

   Section 6.3 No Guarantee of Employment. Nothing contained in the Program shall be construed as a contract of employment between PSI and any Participant or as creating any right of a Participant to continue in the employment of PSI or any of its affiliates for a particular length of time. A Participant shall continue to be an "employee-at-will," meaning that a Participant may resign at any time and PSI may terminate a Participant's employment at any time, with or without reason or notice.

   Section 6.4 Participant Expenses. Expenses incurred by Participants and/or their beneficiaries in connection with any controversy or dispute arising under the Program, including, but not limited to, legal fees and disbursements, shall be borne by such Participants and/or their beneficiaries.

   Section 6.5 Validity. Any provision or portion of a provision of the Program deemed to be in violation of any law or regulation in a particular jurisdiction shall be void and of no effect, and shall not affect the continued validity of any other provision of the Program, which shall remain in full force and effect in such jurisdiction; provided further that any deemed invalidity of a provision in a particular jurisdiction shall not affect the validity of such provision (or the continued validity of any provision of the Program) in any other jurisdiction. The obligations of PSI under the Program shall be binding upon its assignee(s), any successor corporation or organization resulting from the merger, consolidation or other reorganization or from any reincorporation or change of name of PSI or upon any change in control.

   Section 6.6 Headings. Paragraph titles contained herein are inserted as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of the Program or any provision.

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   Section 6.7  Gender and Number.  Except when otherwise indicated by the context, words in the masculine gender used in the Program shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

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